Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 1997 Stock Incentive Plan of Sonus Networks, Inc. of our reports dated March 14, 2005, with respect to the consolidated financial statements of Sonus Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Sonus Networks, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sonus Networks, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston Massachusetts
May 5, 2005